Exhibit 10.51
AMENDMENT TO THE
EMPLOYMENT AGREEMENT
This Amendment to the Employment Agreement (the “Amendment”) is made and entered into effective as of January 1, 2009, by and between Brigham Exploration Company, a Delaware corporation (the “Company”) and Ben M. Brigham (“Employee”).
W I T N E S S E T H:
WHEREAS, the Company and Employee entered into an Employment Agreement effective as of May 14, 1997 (the “Agreement”); and
WHEREAS, the Company and Employee now desire to amend the Agreement for compliance with Internal Revenue Code Section 409A and the Treasury Regulations thereunder;
NOW, THEREFORE, in consideration of the premises, the parties do hereby agree as follows:
1. Section 3(b) of the Agreement is hereby amended by the addition of the following sentence:
Any bonus, or portion thereof, due to Employee shall be paid no later than the March 15 following the end of the calendar year in which such bonus, or portion thereof, is no longer subject to a “substantial risk of forfeiture” as determined in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder.
2. Section 5 of the Agreement is hereby amended and restated in its entirety as follows:
5. Business Expenses. Employee shall be reimbursed by the Company for expenses reasonably paid or incurred by him during the term of his employment in connection with the performance of his duties hereunder upon presentation of expense statements, receipts or vouchers or such other supporting information reasonably evidencing such expenses. Any such reimbursement shall be made as soon as reasonably practicable, but in no event later than the March 15 following the end of the calendar year in which the related expense was incurred.

3. Section 11 of the Agreement is hereby amended and restated in its entirety as follows:
11. Termination by Employee.
(a) Employee may terminate his employment hereunder for Good Reason. To exercise the right to terminate for Good Reason, Employee must provide written notice to the Company of the belief that Good Reason exists within 90 days of the initial existence of the condition(s) giving rise to Good Reason, and that notice shall describe the condition(s) believed to constitute Good Reason. The Company shall have 30 days to remedy such condition(s). If not remedied within that 30-day period, Employee may terminate his employment with the Company; provided, however, that such termination must occur no later than two (2) years after the initial existence of the circumstance(s) believed to constitute Good Reason. For purposes of this Agreement, “Good Reason” shall mean any of the following (without Employee’s express written consent): (A) a material breach by the Company of this Agreement, or (B) a material diminution of Employee’s authority, duties, or responsibilities. An election by Employee to terminate for Good Reason shall not be deemed a voluntary termination of employment by Employee for purposes of this Agreement.
(b) Employee may terminate his employment hereunder for any other reason upon providing at least 30 days advance written notice.
4. Section 14 of the Agreement is hereby amended and restated in its entirety as follows:
14. Other Termination of Employment. If Employee shall terminate his employment for Good Reason under Section 11 hereof or if the employment of Employee hereunder is terminated by the Company under any circumstances other than those set forth in Sections 8, 9, 10 or 13 hereof, then (i) provided that Employee’s termination of employment constitutes a “separation from service” under Treasury Regulation Section 1.409A-1(h), the Company shall pay to Employee within 30 days following such termination a lump sum cash payment equal to (A) the amount of Employee’s annual base salary (as in effect at the time of termination) that Employee would have received during the remainder of Employee’s employment term hereunder, plus (B) an amount equal to the average annual bonus received by Employee pursuant to Section 3(b) hereof during the immediately preceding two (2) years, multiplied by the number of years (with portions of a year expressed as a fraction) in the remainder of Employee’s employment term hereunder, (ii) all restricted stock, options or other rights with respect to equity interests in the Company and/or its affiliates granted to Employee on or before such date of termination shall immediately vest as of the date of such termination, (iii) the Company shall continue to provide Employee with life insurance coverage pursuant to the terms of Section 8 hereof for a period of twenty years following termination, and (iv) if Employee is participating in a hospital, surgical, medical or dental benefit plan maintained by the Company as of his termination of employment, then Employee shall be entitled to continue such participation on the same terms and at the same cost as similarly-situated current employees, provided that such coverage is either nontaxable to Employee or otherwise exempt from Code Section 409A.

5. The Agreement is hereby amended by the addition of the following as Section 18:
18. Code Section 409A.
(a) Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A. For purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.
(b) Notwithstanding anything to the contrary contained herein, in the event Employee is a “specified employee” (as defined below) and is entitled to receive a payment, or portion thereof, on account of “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) that is subject to Code Section 409A, the payment, or portion thereof, may not be made earlier than six months following the date of Employee’s separation from service if required by Code Section 409A and the regulations thereunder, in which case, the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If Employee dies during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of Code Section 409A shall be paid to the personal representative of Employee’s estate within 60 days after the date of Employee’s death. A “specified employee” shall mean an employee who, at any time during the 12-month period ending on the identification date, is a “specified employee” under Code Section 409A, as determined by the Board of Directors of the Company. The determination of “specified employees,” including the number and identity of persons considered “specified employees” and the identification date, shall be made by the Board of Directors of the Company in accordance with the provisions of Code Sections 416(i) and 409A and the regulations issued thereunder.
6. Except as otherwise specifically set forth herein, all other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed on its behalf by its duly authorized officer, and Employee has executed this Amendment, on this the 23rd day of December, 2008.

BRIGHAM EXPLORATION COMPANY

By:	/s/ DAVID T. BRIGHAM

Its: Executive Vice President — Land and Administration

EMPLOYEE

/s/ BEN M. BRIGHAM

Ben M. Brigham

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